Exhibit 3.1
FIRST AMENDMENT TO AMENDED AND RESTATED BYLAWS

OF

HF FOODS GROUP INC.

Approved by the Board of Directors and Effective as of April 25, 2023

This First Amendment to Amended and Restated Bylaws has been duly adopted and approved by the Board of Directors of HF Foods Group Inc., a Delaware corporation (the “Corporation”), as authorized by the Certificate of Incorporation of the Corporation, amending the existing Amended and Restated Bylaws of the Corporation as set forth herein.
1. Section 2.3(b) of the Amended and Restated Bylaws is hereby deleted and replaced in its entirety with the following:
“(b)    In order that the Corporation may determine the stockholders entitled to consent to corporate action in writing without a meeting pursuant to Section 2.10 below, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board, and which date shall not be more than 10 days after the date upon which the resolution fixing the record date is adopted by the Board. Any stockholder seeking to have the stockholders authorize or take corporate action by written consent without a meeting shall, by written notice to the Secretary, request the Board to fix a record date. Such notice shall include the items required to be included in a stockholder notice delivered pursuant to Section 2.7(a)(ii) and Section 2.8, as applicable (including, in the case of a proposed action by written consent to elect directors, the written questionnaire and representation and agreement required pursuant to Section 2.8(a)). The Board shall promptly, but in all events within ten (10) days after the date on which such a request is received, adopt a resolution fixing the record date. If no record date has been fixed by the Board within ten (10) days of the date on which such a request is received, the record date for determining stockholders entitled to consent to corporate action in writing without a meeting, when no prior action by the Board is required by applicable law, shall be the first date on which a signed written consent setting forth the action so taken or proposed to be taken is delivered to the Corporation. If no record date is fixed by the Board and prior action by the Board is required by applicable law, the record date for determining stockholders entitled to consent to corporate action in writing without a meeting shall be the close of business on the day on which the Board adopts the resolution taking such prior action.”
2. Section 2.10 of the Amended and Restated Bylaws is hereby deleted and replaced in its entirety with the following:
“SECTION 2.10 Action by Written Consent of Stockholders.
(a)    Unless otherwise provided in the Certificate of Incorporation, any action which is required to be or may be taken at any annual or special meeting of stockholders may be taken without a meeting, without prior notice and without a vote, if consents in writing, setting forth the action so taken, shall have been signed by the holders of outstanding shares of the Corporation’s capital stock having not less than the minimum number of votes that would be necessary to authorize or to take such action at a meeting at which all shares of the Corporation’s capital stock entitled to vote thereon were present and voted and shall be delivered to the Secretary of the Corporation; provided, that prompt notice of the taking of the corporate action without a meeting and by less than unanimous written consent shall be given to those stockholders who have not consented in writing. A telegram, cablegram, or other electronic transmission consenting to the action to be taken and transmitted by the stockholder, or a Person authorized to act for the stockholder, shall be deemed to be written, signed and dated for purposes of this Section 2.10(a); provided that any such telegram, cablegram, or other electronic transmission sets forth or is delivered with information from which the Corporation can determine (1) that the telegram, cablegram or other electronic transmission was transmitted by the stockholder, or the person authorized to act for the stockholder, and (2) the date on which such stockholder, or person authorized to act for the stockholder, transmitted such telegram, cablegram or other electronic transmission. The date on which such telegram, cablegram or other electronic transmission is transmitted shall be deemed the date on which such consent was signed. Any copy, facsimile telecommunication or other reliable reproduction of such writing or transmission may be substituted or used in lieu of the original writing or transmission for any and all purposes for which the original writing or transmission could be used, provided that any such reproduction is a complete reproduction of the entire original writing or transmission.
(b)    In the event of the delivery to the Corporation of written consents purporting to represent the requisite voting power to authorize or take corporate action and/or related revocations, the Secretary shall provide for the safekeeping of such consents and revocations and shall, as promptly as practicable, engage a nationally recognized independent inspector of election for the purpose of promptly performing a ministerial review of the validity of the consents and revocations. No action by written consent and without a meeting shall be effective until such inspector has completed its review, determined that the requisite number of valid and unrevoked consents has been obtained to authorize or take the action specified in the consents, and certified such determination for entry in the records of the Corporation kept for the purpose of recording the proceedings of meetings of stockholders.”
3. Section 4.2 of the Amended and Restated Bylaws is hereby deleted and replaced in its entirety with the following:
“SECTION 4.2 Procedure; Meetings; Quorum. Unless the Board otherwise provides, the time, date, place, if any, and notice of meetings of a committee shall be determined by such committee by action of a majority of the members thereof; provided that the Chairman may call a meeting of any committee. So far as applicable, and subject to the immediately preceding sentence, the provisions of Article III of these by-laws relating to notice, quorum and voting requirements applicable to meetings of the board of directors shall govern meetings of any committee of the board of directors, mutatis mutandis. Each committee of the board of directors shall keep written minutes of its proceedings and circulate summaries of such written minutes to the board of directors before or at the next meeting of the board of directors.”
4. Except as amended hereby, the existing Amended and Restated Bylaws of the Corporation shall remain unchanged and shall continue in full force and effect.

The foregoing First Amendment to the Amended and Restated Bylaws of the Corporation was duly adopted by the Board of Directors of the Corporation as of the date first written above.

Certified by the Secretary of the Corporation:

/s/ Christine Chang
Christine Chang, Secretary

April 25, 2023